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                                                               EXHIBIT 99.1

        ZONAGEN, INC. COMPLETES INITIAL CLOSING OF PRIVATE PLACEMENT


    THE WOODLANDS, TEXAS (October 1, 1996) - ZONAGEN, INC. (Nasdaq: ZONA) announced today that it completed an initial closing of a private placement in which the Company sold 1.14 million shares of newly-authorized Series B Convertible Preferred Stock at a price of $10.00 per share, representing gross proceeds of $11.4 million. Each share of the Company's Series B Convertible Preferred Stock is initially convertible into approximately 1.51 shares of Common Stock. The conversion price is subject to adjustment in certain circumstances.

    The shares of Series B Convertible Preferred Stock offered in the private placement have not been registered under the Securities Act or any applicable state securities laws and have been offered and sold in reliance on exemptions from the registration requirements of the Securities Act and such laws. The shares of Series B Convertible Preferred Stock offered in the private placement have not been approved or disapproved by the Securities and Exchange Commission or the state securities authorities of any State, nor has the Commission or any state securities authority passed upon the accuracy or adequacy of any disclosure relating to the offering. Any representation or warranty to the contrary is a criminal offense. The shares of Series B Convertible Preferred Stock may not be offered or sold by the purchasers of such shares without registration under the Securities Act and applicable state securities laws or an applicable exemption from registration.

    Zonagen's strategy is to provide a complete line of products and services for the management of reproductive health.

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